Exhibit 99.1

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer
908-541-8777
ENZON REPORTS THIRD QUARTER 2007 RESULTS
Partial royalty sale provides positive earnings and cash to eliminate outstanding 2008 debt
BRIDGEWATER, NJ – October 30, 2007 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the third quarter of 2007. For the three months ended September 30, 2007, Enzon reported net income of $87.5 million or $1.23 per diluted share, as compared to net income of $2.2 million or $0.05 per diluted share for the same quarter in 2006. Third quarter results in 2007 were favorably impacted by the August 2007 sale of a 25% interest in future royalties from PEG-INTRON®, marketed by Schering-Plough Corporation, for $92.5 million ($88.7 million net of related costs) to DRI Capital (DRI).
“The sale of a portion of our PEG-INTRON royalty this quarter was a very strategic financing move to effectively eliminate the outstanding 2008 debt burden, while still preserving the majority of the royalty stream,” said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. “We are also focused on the advancement of our innovative pipeline, such as the HIF-1a antagonist and PEG-SN38 programs, which demonstrates our strong commitment to developing a differentiated oncology portfolio for the benefit of patients.”
Financial Results
For the three months ended September 30, 2007 and 2006, Enzon reported an adjusted net loss of $1.3 million or $0.03 per diluted share.

Revenues
The following table reflects the revenues generated by product and segment for each of the three-month periods ended September 30, 2007 and 2006.

	Three Months Ended
	(in thousands)

	September 30,	September 30,
	2007	2006	% Change

Products
Oncaspar	$10,520	$7,418	42%
DepoCyt	2,163	2,000	8%
Abelcet	6,743	8,986	-25%
Adagen	5,448	6,891	-21%

Total Products	$24,874	$25,295	-2%

Royalties	$18,206	$18,705	-3%
Contract Manufacturing	$3,761	$1,856	103%

Total Revenues	$46,841	$45,856	2%

Products Segment
Sales from the products segment, comprised of Oncaspar®, DepoCyt®, Abelcet®, and Adagen®, decreased slightly to $24.9 million for the three months ended September 30, 2007, from $25.3 million for the three months ended September 30, 2006. The Company continues to experience revenue growth in its oncology products, Oncaspar and DepoCyt, offsetting the decline in Abelcet and Adagen sales.
Sales of Oncaspar grew to $10.5 million or 42 percent for the three months ended September 30, 2007, as compared to $7.4 million for the three months ended September 30, 2006. The growth is attributable to the adoption of Oncaspar in certain new cooperative group protocols in pediatrics and adult patients that call for dosage regimens that will include a greater number of weeks of Oncaspar therapy, as well as a price increase. The Company is studying Oncaspar in a Phase I trial in combination with gemcitabine for patients with solid tumors and lymphoma.
Sales of DepoCyt, increased to $2.2 million or 8 percent for the three months ended September 30, 2007, as compared to $2.0 million for the three months ended September 30, 2006. In April 2007, the FDA granted full approval of DepoCyt. Originally DepoCyt was approved under the FDA’s Sub Part H regulation. Given the small number of patients treated with DepoCyt, quarterly sales variability will likely continue.
Sales of Abelcet in the U.S. and Canada for the three months ended September 30, 2007 were $6.7 million, down 25 percent as compared to $9.0 million for the three months ended September 30, 2006. This volume decrease was due to the continued competitive conditions in the antifungal market.
Sales of Adagen decreased 21 percent to $5.4 million for the three months ended September 30, 2007, as compared to $6.9 million for the three months ended September 30, 2006. This market has a very small number of patients so quarter-to-quarter variability is not uncommon.

Royalties Segment
Revenues from the Company’s Royalties segment for the three months ended September 30, 2007 were $18.2 million, as compared to $18.7 million for the three months ended September 30, 2006, a decrease of 3 percent. The decrease in royalties was primarily due to the decrease in royalties from Macugen. Macugen has experienced increased competition since the launch of a new agent in 2006. The decrease in Macugen royalties was partially offset by growth in PEG-INTRON. As previously stated, the Company sold a 25% interest in its future royalties on PEG-INTRON for $92.5 million, which resulted in an $88.7 million gain in the royalty segment. Starting in the fourth quarter of 2007 and beyond, the royalty segment will be impacted by the 25% reduction in PEG-INTRON royalties recorded.
Contract Manufacturing Segment
The Company’s revenues from its Contract Manufacturing segment were $3.8 million for the three months ended September 30, 2007, as compared to $1.9 million in the corresponding period of the prior year. The contract manufacturing segment includes contract manufacturing revenues related to services the Company provides for a number of customers who require injectable products, such as Abelcet for markets outside of Canada and the U.S. The increase in contract manufacturing revenue this quarter is due to a revenue reconciliation for two contract manufacturing products in the third quarter of 2006 which resulted in a reduction of revenue of $1.2 million. The timing of shipment to third parties also resulted in higher revenues for the quarter.
Cost of Product Sales and Contract Manufacturing
The Company’s cost of goods sold was $14.1 million for the three months ended September 30, 2007, compared to $12.1 million for the three months ended September 30, 2006. This increase is due in part to additional amortization expense for the license of the raw material used in the production of Oncaspar and additional royalties for the growth in Oncaspar sales.
Research and Development
The Company’s research and development expenses were $10.8 million for the three months ended September 30, 2007, as compared to $10.6 million for the three months ended September 30, 2006. The expenses are associated with the clinical trials and process development activities currently underway for four of the Company’s product candidates in development – the HIF-1 alpha antagonist, PEG-SN38, rhMBL and additional uses for Oncaspar. Enzon continues to advance its novel and differentiated oncology pipeline.
Selling, General and Administrative
Selling, general and administrative expenses were $14.3 million for the third quarter of 2007, essentially unchanged from the same period last year. The Company continues to make select investments in selling, marketing, and other initiatives to further its objective of delivering long-term value.
Acquired In-Process Research and Development
In August 2006, the Company paid $8.0 million for worldwide rights to develop and commercialize certain RNA antagonists.

Restructuring Charge
The Company announced in February 2007 plans to consolidate its manufacturing sites. As a result of this decision, the Company recorded a $5.5 million charge this quarter, of which $5.1 million relates to the write-off of assets associated with a portion of our South Plainfield facility that are being decommissioned. The remaining balance is associated with the accrual of severance costs. On a year-to-date basis, we have recognized $6.8 million, of which $1.7 million relates to severance costs that will be paid at the completion of the consolidation and $5.1 million related to the write-off of assets. The Company has also incurred $1.9 million in expenses earlier this year related to validation batches, which were recorded in cost of product sales and contract manufacturing, bringing the total cost in 2007 associated with the consolidation to $8.7 million. As previously reported, the Company expects to incur $8.0 million to $10.0 million in 2007 in the process of consolidating our manufacturing at our Indianapolis facility.
Gain on Sale of Royalty Interest
During the three months ended September 30, 2007, we sold a 25% interest in our future royalty revenues on sales of PEG-INTRON. The gross selling price was $92.5 million. The gain on the sale of $88.7 million, after deducting related costs of the transaction, was recognized in full in our Royalties segment in the third quarter of 2007.
Income Tax Provision
A federal income tax provision of $2.0 million was recorded for the three months ended September 30, 2007, which represents federal alternative minimum tax, primarily related to the gain on the sale of the royalty interest.
Other Income (Expense)
Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported other expense of approximately $1.1 million for the three months ended September 30, 2007, as compared to other income of nearly $1.8 million in the same period in the prior year. In 2006, the Company reported a net gain of $3.6 million as a result of the repurchase of 2008 debt at a discount to par.
Cash and Investments
Total cash reserves, which include cash, cash equivalents, short-term investments, marketable securities, and restricted investments and cash, were $261.3 million as of September 30, 2007, as compared to $240.6 million as of December 31, 2006. During this quarter, the Company purchased $24.8 million of its existing 2008 convertible notes. This quarter we received $92.5 million as a result of the sale of 25% of our royalty interest in PEG-INTRON. $82.0 million of the proceeds is held in a restricted cash account for the sole purpose of extinguishing the remaining outstanding 2008 debt.

Reconciliation of GAAP net income (loss) to adjusted net income (loss)
The following table reconciles the Company’s net income and net income per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net loss and net loss per diluted share for the three months ended September 30, 2007 and 2006 respectively:

		Three Months Ended
	(in thousands, except per-share amounts)
	September 30, 2007		September 30, 2006
		Net
		income		Net ncome
	Net	(loss) per	Net	(loss) per
	income	diluted	income	diluted
	(loss)	share	(loss)	share

GAAP net income	$87,530	$1.23	$2,238	$0.05
Net adjustments to GAAP:
- Net realized gain related to the repurchase of debt (1)	(182)	—	(3,569)	(0.08)
- Gain on sale of royalty interest (2)	(88,666)	(1.26)		—

Adjusted net loss(3)	$(1,318)	$(0.03)	$(1,331)	$(0.03)

(1)	The Company’s adjusted financial results exclude gains related to the repurchase of the 4.5% Notes at a price at a discount to par (plus accrued interest), offset by a write-off of related debt offering costs.

(2)	The Company’s adjusted financial results for the third quarter of 2007 exclude a gain on the sale of a 25% interest in future royalties on sales of PEG-INTRON by Schering-Plough Corporation of $88.7 million. The per-share effect of this adjustment was derived by subtracting the discrete computation of diluted earnings per share on the adjusted net loss from the GAAP net income per share.

(3)	Adjusted net loss and adjusted net loss per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net loss and adjusted net loss per share reflecting adjustments for certain items that the Company deems to be non-recurring.
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	September 30,
	2007	2006
Revenues:
Product sales, net	$24,874	$25,295
Royalties	18,206	18,705
Contract manufacturing	3,761	1,856

Total revenues	46,841	45,856

Costs and expenses:
Cost of product sales and contract manufacturing	14,118	12,141
Research and development	10,814	10,599
Selling, general and administrative	14,274	14,299
Amortization of acquired intangible assets	171	184
Acquired in-process research and development	—	8,000
Restructuring charge	5,513	—

Total costs and expenses	44,890	45,223

Gain on sale of royalty interest, net	88,666	—

Operating income	90,617	633

Other income (expense):
Investment income, net	2,689	2,831
Interest expense	(4,286)	(5,912)
Other, net	497	4,813

	(1,100)	1,732

Income before income tax provision	89,517	2,365

Income tax provision	1,987	127

Net income	$87,530	$2,238

Earnings per common share — basic	$1.99	$0.05

Earnings per common share — diluted	$1.23	$0.05

Weighted average shares — basic	43,925	43,590

Weighted average shares — diluted	74,344	43,590

ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and short-term investments	$162,889	$173,544
Restricted investments and cash	82,156	—
Accounts receivable, net	13,788	15,259
Inventories	20,627	17,618
Other current assets	6,918	5,890

Total current assets	286,378	212,311

Property and equipment, net	44,790	39,491

Other assets:
Marketable securities	16,277	67,061
Amortizable intangible assets, net	70,723	78,510
Other assets	5,350	6,457

Total assets	$423,518	$403,830

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$29,786	$59,885
Notes payable	81,921	—

Total current liabilities	111,707	59,885

Notes payable	275,000	397,642
Other liabilities	3,165	2,744

Total liabilities	389,872	460,271

Stockholders’ equity (deficit)	33,646	(56,441)

Total liabilities and stockholders’ equity (deficit)	$423,518	$403,830

Common shares outstanding	44,106	43,999